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EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 31, 2010

Interline Brands, Inc.	New Jersey
Wilmar Financial, Inc.	Delaware
Wilmar Holdings, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
Barnett of the Caribbean, Inc.	Puerto Rico
Sexauer Ltd.	Ontario, Canada
Interline Brands Hong Kong Limited	Hong Kong, China
Interline Brands International Trading (Shenzhen) Co., Ltd.	Shenzhen, China

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES As of December 31, 2010